Friday, March 20, 2009

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801or jp@salisburybank.com
               --------------------

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2008

Lakeville,  Connecticut, March 20, 2009/PR Newswire.....Salisbury  Bancorp, Inc.
(the "Company"), NYSE AMEX: "SAL"), the holding company for Salisbury Bank and Trust Company (the "Bank"), announced today that earnings for the fourth quarter of 2008 totaled $953,640 which represents earnings per average outstanding share of $.57. This compares to earnings of $1,000,416 or $.59 per average outstanding share for the fourth quarter of 2007. For the twelve months ended December 31, 2008, earnings totaled $1,105,881 or $.66 per average share outstanding, compared to $3,800,048 or $2.26 per average share outstanding, for the period ended December 31, 2007.

Earnings for the respective periods were significantly impacted as a result of the U.S. Government placing FHLMC (Freddie Mac) into conservatorship. This action necessitated the Company to take a write-down of Freddie Mac preferred stock during the quarter ended September 30th that totaled $2,856,000 and an additional write-down of $99,365 in the quarter ended December 31st for an overall total of $2,955,365. The overall tax effected impact for the year ended December 31, 2008 resulted in a charge to earnings of $1,950,541. However, the total tax benefit in the amount of $1,004,824 was recognized as a result of these charges in the quarter ended December 31, 2008, because applicable law at the time forced financial institutions to treat the loss as a capital loss. On October 3rd, the Emergency Economic Stabilization Act of 2008 was enacted, which included a provision permitting banks to recognize losses relating to the Freddie Mac preferred stock as an ordinary loss, thereby allowing a tax benefit for both tax and financial reporting purposes.

Total interest and dividend income was $6,586,276 for the fourth quarter compared to $6,753,146 for the same period in 2007 and total interest expense decreased to $2,520,510 from $3,196,950. Total interest and dividend income was $26,557,266 for the year ended December 31, 2008 which compares to $26,152,145 for the corresponding period in 2007. Total interest expense decreased to $10,825,107 from $12,432,435 for the same period in 2007. Income from the Trust/Wealth Advisory Services division for the year ended December 31, 2008 totaled $2,263,735, an increase of $213,735 or 10.43% when compared to 2007 income of $2,050,000.

The Bank continually monitors the quality of the loan portfolio to ensure that loan quality will not be sacrificed for growth or otherwise compromise the Company's objectives. The Bank did not actively participate in sub-prime lending programs. Strong risk management policies and procedures relating to the loan portfolio have always been maintained by the Bank. However, the economy is in a

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deep recession and the northwest corner is beginning to feel these effects.  The
Bank's 2008 loan loss provision expense totaled $1,279,099 compared to zero in 2007. Non-performing loans at December 31, 2008 totaled $5,174,601 or 1.71% of
total  loans   outstanding   which  compares  to  $1,824,000  or  .67%  for  the
corresponding period in 2007. Net loans charged-off during 2008 totaled $1,029,968 compared to net recoveries of just under $1,000 in 2007. At December 31, 2008, the allowance for loan losses totaled $2,724,024 which represented .9% of total loans outstanding. In addition, total loan delinquency for the period ending December 31, 2008 was 1.74% of total loans outstanding, of which 0.25% was over 90 days delinquent. This compares to year end 2007 which was 2.13% of total loans outstanding with 90 day delinquents of 0.58%. At December 31, 2008, Other Real Estate Owned totaled $204,534 and consisted of one property. That property has since been sold.

During the fourth quarter of 2008, the Bank prepaid a $19 million advance from the Federal Home Loan Bank of Boston at a cost of $674,173, net of tax. The Bank took such action as part of a program to restructure a portion of the Bank's wholesale borrowings. The borrowings which were at a rate of 5.97% will be replaced with new Federal Home Loan Bank advances that have much lower interest rates and a revised maturity schedule. While the prepayment resulted in a one time after tax expense in the fourth quarter of 2008, overall, the restructuring is expected to result in a decrease in future borrowing expense which is intended to positively impact earnings per share in 2009 and future years.

Chairman and Chief Executive Officer John F. Perotti commented, "I am encouraged to report continuing growth from our core business development initiatives. Total deposits have increased $27,183,963 or 8.6% to $344,925,232 at December 31, 2008. This compares to total deposits of $317,741,269 last year at this time. Total net loans including loans held-for-sale, have increased to $299,681,684, an increase of 11.7% when comparing net loans of $268,311,275 at December 31, 2007. The Company's assets at December 31, 2008 totaled
$495,754,160 which compares to total assets of $461,960,398 for the corresponding period in 2007, an increase of 7.3%."

Mr. Perotti continued, "the capital level of the Bank remains well above the highest regulatory capital level of "well capitalized"." Capital levels for the year ended December 31, 2008 compared to Regulatory Capital Ratios are as follows:

                                Salisbury Bank      Well-Capitalized
Total risk based capital           11.34%               >10.00%
                                                        -
Tier 1 risk based capital          10.53%               > 6.00%
                                                        -
Leverage ratio                      7.52%               > 5.00%
                                                        -

Mr. Perotti said "Salisbury Bank has strong capital levels that place us among the best capitalized companies of our size in the tri-state area. We intend to use our capital strength to assist our customers in coping with the challenges they face in the difficult economic environment ahead. The Bank has shown improvement this quarter, as well as in the year-to-date period, in core operating results."

                                      -4-

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During the year 2008,  Salisbury Bancorp,  Inc. declared cash dividends totaling
$1.12 per common share outstanding. This compares to total dividends declared during 2007 of $1.08 per common share outstanding and represents a 3.70% increase.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $490 million and capital in excess of $38 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 160 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in North Canaan, Salisbury and Sharon as well as Lakeville, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.